GLACIER BANCORP INC
49 Commons Loop, Kalispell, Montana 59901                           406-756-4200

                                  NEWS RELEASE
                                 April 24, 2008

FOR IMMEDIATE RELEASE                               Contact: Michael J. Blodnick
---------------------                                            (406) 751-4701
                                                                  Ron J. Copher
                                                                  (406) 751-7706



                              GLACIER BANCORP, INC.
                    EARNINGS FOR QUARTER ENDED MARCH 31, 2008

HIGHLIGHTS:
o Net earnings for the quarter of $17.399 million, up 8 percent from last year's first quarter.
o Net operating earnings for the quarter increased 13 percent from last year's first quarter.
o Diluted quarterly earnings per share of $.32, up 7 percent from last year's first quarter.
o     Loans grew by $70 million (8 percent annualized) in the first quarter.
o Non-interest income increased $570 million, up 4 percent from last year's first quarter.
o Effective April 30, 2008, Glacier Bank of Whitefish will merge into Glacier Bank of Kalispell.
o Cash dividend of $.13 per share declared, an increase of 8 percent over the prior year first quarter.

Earnings Summary                                            Three months
($ in thousands, except per share data)                    ended March 31,
                                                    ----------------------------
                                                    (unaudited)      (unaudited)
                                                        2008             2007
                                                    ----------       ----------

Net earnings                                        $   17,399       $   16,093
Diluted earnings per share                          $     0.32       $     0.30
Return on average assets (annualized)                     1.46%            1.48%
Return on average equity (annualized)                    12.98%           14.02%


Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net earnings of $17.399 million for the first quarter, an increase of $1.306 million, or 8 percent, over the $16.093 million for the first quarter of 2007. Diluted earnings per share of $.32 for the quarter is an increase of 7 percent over the diluted earnings per share of $.30 for the same quarter of 2007. Included in first quarter 2007 earnings is a nonrecurring $1.0 million gain ($1.6 million pre-tax) from the sale of Western Security Bank's Lewistown, Montana branch and approximately $500 thousand of nonrecurring expenses from the merger of three of the acquired Citizens Development Company's (CDC) five subsidiaries into Glacier Bancorp, Inc subsidiaries. Excluding such nonrecurring items from the same quarter 2007 results, net earnings for the first quarter increased $1.962 million, or 13 percent, and diluted earnings per share for the first quarter increased 10 percent over the $.29 of diluted earnings per share on an operating basis.

"It was a good quarter and start to the year for us," said Mick Blodnick, President and Chief Executive Officer. "Hopefully the earnings momentum will continue throughout the year." Annualized return on average assets and return on average equity for the first quarter were 1.46 percent and 12.98 percent, respectively, which compares with prior year returns for the first quarter of
1.48 percent and 14.02 percent, respectively.

As reflected on the next table, total assets at March 31, 2008 were $4.835 billion, which is $18 million greater than the total assets of $4.817 billion at December 31, 2007, and $376 million, or 8 percent, greater than the March 31, 2007 assets of $4.459 billion.
[P

                                            March 31,    December 31,    March 31,   $ change from   $ change from
                                              2008          2007           2007        December 31,     March 31,
Assets  ($ in thousands)                   (unaudited)    (audited)     (unaudited)       2007            2007
                                          -----------    -----------    -----------    -----------    -----------
Cash on hand and in banks                 $   113,016        145,697    $   123,697        (32,681)       (10,681)
Investments, interest bearing deposits,
   FHLB stock, FRB stock, and Fed Funds       764,067        782,236        864,228        (18,169)      (100,161)
Loans:
   Real estate                                720,108        725,854        766,421         (5,746)       (46,313)
   Commercial                               2,312,359      2,247,303      1,851,139         65,056        461,220
   Consumer and other                         649,401        638,378        590,126         11,023         59,275
                                          -----------    -----------    -----------    -----------    -----------
      Total loans                           3,681,868      3,611,535      3,207,686         70,333        474,182
   Allowance for loan and lease losses        (56,680)       (54,413)       (50,540)        (2,267)        (6,140)
                                          -----------    -----------    -----------    -----------    -----------
      Total loans net of allowance for
         loan and lease losses              3,625,188      3,557,122      3,157,146         68,066        468,042
                                          -----------    -----------    -----------    -----------    -----------
Other assets                                  332,601        332,275        313,942            326         18,659
                                          -----------    -----------    -----------    -----------    -----------
   Total Assets                           $ 4,834,872      4,817,330      4,459,013         17,542        375,859
                                          ===========    ===========    ===========    ===========    ===========


At March 31, 2008, total loans were $3.682 billion, an increase of $70 million, or 2 percent (8 percent annualized) over total loans of $3.612 billion at December 31, 2007. Commercial loans grew the most with an increase of $65 million, or 3 percent, followed by consumer loans, which are primarily comprised of home equity loans, increasing by $11 million, or 2 percent. Real estate loans decreased $6 million, or 79 basis points from the fourth quarter of 2007. Total loans increased $474 million, or 15 percent from March 31, 2007. During the year, commercial loans have increased $461 million, or 25 percent, consumer loans grew by $59 million, or 10 percent, while real estate loans decreased $46 million, or 6 percent.

Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have decreased $100 million, or 12 percent, from March 31, 2007, and have declined $18 million, or 2 percent, from December 31, 2007. Investment securities at March 31, 2008 represented 16 percent of total assets versus 19 percent at March 31, 2007.

                                          March 31,   December 31,   March 31, $ change from  $ change from
                                            2008         2007         2007      December 31,    March 31,
Liabilities  ($ in thousands)            (unaudited)  (audited)    (unaudited)     2007          2007
                                         ----------   ----------   ----------   ----------    ----------
Non-interest bearing deposits            $  770,456   $  788,087   $  788,426      (17,631)      (17,970)
Interest bearing deposits                 2,388,483    2,396,391    2,410,668       (7,908)      (22,185)
Advances from Federal Home Loan Bank        472,761      538,949      455,625      (66,188)       17,136
Securities sold under agreements to
   repurchase and other borrowed funds      492,189      401,621      168,421       90,568       323,768
Other liabilities                            49,217       45,147       44,878        4,070         4,339

Subordinated debentures                     118,559      118,559      118,559           --            --
                                         ----------   ----------   ----------   ----------    ----------

     Total liabilities                   $4,291,665   $4,288,754    3,986,577        2,911       305,088
                                         ==========   ==========   ==========   ==========    ==========


Non-interest bearing deposits decreased $18 million, or 2 percent, since March 31, 2007 and decreased by $18 million, or 2 percent since December 31, 2007. Interest bearing deposits decreased $8 million from December 31, 2007. The March 31, 2008 balance of interest bearing deposits includes $1 million in broker originated CD's. Since March 31, 2007, interest bearing deposits, excluding a decrease of $204 million in CD's from broker sources, increased $182 million, or 8 percent. Federal Home Loan Bank ("FHLB") advances increased $17 million from March 31, 2007 and decreased $66 million from December 31, 2007. The increase in advances is primarily the result of the decrease in CD's from broker sources to more favorable rates at the FHLB. Repurchase agreements and other borrowed funds were $492 million at March 31, 2008, an increase of $324 million from March 31, 2007, and an increase of $91 million from December 31, 2007. Included in this latter category are U.S. Treasury Tax and Loan funds of $296 million at March 31, 2008, an increase of $80 million from December 31, 2007, and an increase of $296 million from March 31, 2007.

                                                         March 31,   December 31,    March 31,  $ change from  $ change from
Stockholders' equity                                       2008         2007           2007      December 31,   March 31,
($ in thousands except per share data)                  (unaudited)   (audited)     (unaudited)      2007         2007
                                                         ---------     ---------     ---------     ---------   ---------
Common equity                                            $ 538,924     $ 525,459     $ 468,646        13,465      70,278
Accumulated other comprehensive income                       4,283         3,117         3,790         1,166         493
                                                         ---------     ---------     ---------     ---------   ---------
   Total stockholders' equity                              543,207       528,576       472,436        14,631      70,771
Core deposit intangible, net, and goodwill                (153,485)     (154,264)     (146,164)          779      (7,321)
                                                         ---------     ---------     ---------     ---------   ---------
   Tangible stockholders' equity                         $ 389,722       374,312     $ 326,272        15,410      63,450
                                                         =========     =========     =========     =========   =========

Stockholders' equity to total assets                         11.24%        10.97%        10.60%
Tangible stockholders' equity to total tangible assets        8.32%         8.03%         7.57%
Book value per common share                              $   10.07     $    9.85     $    8.97          0.22        1.10

Market price per share at end of quarter                 $   19.17     $   18.74     $   24.04          0.43       (4.87)

Total equity and book value per share amounts have increased $71 million and $1.10 per share, respectively, from March 31, 2007, the result of earnings retention, issuance of common stock in connection with the acquisition of North Side State Bank in Rock Springs, Wyoming, and exercised stock options. Accumulated other comprehensive income, representing net unrealized gains or losses on investment securities designated as available for sale, increased $493 thousand from March 31, 2007. "In these uncertain times we have continued to build equity in the Company," said Blodnick. "Hopefully the future will present opportunities to leverage this capital at better risk / reward multiples."

             Operating Results for Three Months Ended March 31, 2008
                Compared to December 31, 2007 and March 31, 2007

Revenue summary

($ in thousands)                                                          Three months ended
                                        -------------------------------------------------------------------------------------------
                                                                              $ change       $ change       % change     % change
                                       March 31,   December 31,   March 31,      from           from           from         from
                                         2008          2007         2007      December 31,    March 31,     December 31,   March 31,
                                      (unaudited)  (unaudited)   (unaudited)      2007          2007           2007         2007
                                        --------     --------     --------      --------      --------       --------     --------
Net interest income
   Interest income                      $ 76,016     $ 79,117     $ 71,920      $ (3,101)     $  4,096             -4%           6%
   Interest expense                       27,387       30,918       28,829      $ (3,531)     $ (1,442)           -11%          -5%
                                        --------     --------     --------      --------      --------       --------     --------
     Net interest income                  48,629       48,199       43,091           430         5,538              1%          13%

Non-interest income
   Service charges, loan fees,
     and other fees                       10,961       11,790       10,085          (829)          876             -7%           9%
   Gain on sale of loans                   3,880        3,330        3,042           550           838             17%          28%

   Gain (Loss) on sale of investments        248           --           (8)          248           256            n/m        -3200%
   Other income                            1,173        1,117        2,573            56        (1,400)             5%         -54%
                                        --------     --------     --------      --------      --------       --------     --------

      Total non-interest income           16,262       16,237       15,692            25           570              0%           4%
                                        --------     --------     --------      --------      --------       --------     --------
                                        $ 64,891     $ 64,436     $ 58,783      $    455      $  6,108              1%          10%
                                        ========     ========     ========      ========      ========       ========     ========

Tax equivalent net interest margin          4.54%        4.52%        4.47%
                                        ========     ========     ========

Net Interest Income
Net interest income for the quarter increased $5.5 million, or 13 percent, over the same period in 2007. Total interest income increased $4.1 million, or 6 percent, from the prior year's quarter due largely to the increase in commercial loan volume. Total interest expense has decreased by $1.4 million, or 5 percent, from the same period last year primarily attributable to rate decreases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.54 percent which is 2 basis points higher than the 4.52 percent achieved for the prior quarter and 7 basis points higher than the 4.47 percent result for the first quarter of 2007. "The improvement in the net interest margin results for the first quarter reflects the banks' willingness to reduce deposit rates yet remain competitive in the face of rate cuts by the Federal Reserve since the start of the year," said Ron Copher, Chief Financial Officer.

Non-interest Income
Fee income increased $876 thousand, or 9 percent, over the same period last year, driven primarily by an increase in the number of checking accounts. Gain on sale of loans increased $838 thousand, or 28 percent, from the first quarter of last year, a combination of a greater volume of real estate loans and SBA loans sold. Gain from the sale of investments during the first quarter included a mandatory redemption of a portion of Visa, Inc. shares from its recent initial public offering, and the sale of shares in Principal Financial Group (PFG). The remaining unredeemed shares of Visa, Inc. are restricted and have an estimated value of $140 thousand as of quarter end. Other income decreased by $1.4 million, or 54 percent, over the same period last year primarily due to the nonrecurring $1.6 million gain from the sale of Western Security Bank's Lewistown, Montana branch.

Non-interest expense summary                                          Three months ended
                                       ---------------------------------------------------------------------------------
                                                                         $ change      $ change    % change    % change
                                      March 31,   December 31,  March 31,   from          from        from        from
($ in thousands)                         2008        2007        2007     December 31,  March 31,  December 31,  March 31,
                                     (unaudited)  (unaudited) (unaudited)    2007         2007         2007        2007
                                        -------     -------     -------     -------      -------      -------    ------
Compensation and employee benefits      $21,097     $18,684     $19,506     $ 2,413      $ 1,591        13%           8%
Occupancy and equipment expense           5,133       5,042       4,458          91          675         2%          15%
Advertising and promotion expense         1,539       1,609       1,440         (70)          99        -4%           7%
Outsourced data processing                  667         710         812         (43)        (145)       -6%         -18%
Core deposit intangibles amortization       779         786         780          (7)          (1)       -1%           0%
Other expenses                            6,398       7,633       6,187      (1,235)         211       -16%           3%
                                        -------     -------     -------     -------      -------    ------        -----
      Total non-interest expense        $35,613     $34,464     $33,183     $ 1,149      $ 2,430         3%           7%
                                        =======     =======     =======     =======      =======     =====        ======


Non-interest Expense
Non-interest expense increased by $1.1 million, or 3 percent, from the prior quarter and increased by $2.4 million, or 7 percent, from the same quarter of 2007. Included in the first quarter of 2007 is approximately $500 thousand of nonrecurring expenses from the merger of three of the acquired CDC's five subsidiaries into Glacier Bancorp, Inc. subsidiaries. Compensation and benefit expense increased $2.4 million, or 13 percent, over the prior quarter and increased $1.6 million, or 8 percent, over the same quarter of 2007, such increases primarily attributable to increased staffing levels, including new branches, as well as increased compensation, including commissions tied to increased production, and benefits, including health insurance. The number of full-time-equivalent employees has increased from 1,395 to 1,510, an 8 percent increase since March 31, 2007. Occupancy and equipment expense increased $675 thousand, or 15 percent, reflecting the cost of additional branch locations and facility upgrades.

Other expenses increased $211 thousand, or 3 percent, over the same period last year, primarily from costs associated with new branch offices, and other general and administrative costs. Other expenses decreased by $1.2 million from the prior quarter, such decreases attributable to an enhanced focus on reducing operating expenses. "Our employees are diligently working to improve operational efficiencies, including cost controls," said Copher. The efficiency ratio (non-interest expense/net interest income plus non-interest income) was 55 percent for the 2008 first quarter, compared to 56 percent for the 2007 first quarter.

                                                            March 31,    December 31,  March 31,
Credit quality information                                    2008         2007          2007
($ in thousands)                                           (unaudited)   (audited)    (unaudited)
                                                             --------     --------     --------

Allowance for loan losses                                    $ 56,680     $ 54,413     $ 50,540

Real estate and other assets owned                              2,098        2,043        1,727
Accruing Loans 90 days or more overdue                          4,717        2,685        3,982
Non-accrual loans                                              21,747        8,560        5,597
                                                             --------     --------     --------
    Total non-performing assets                                28,562       13,288       11,306

Allowance for loan and lease losses as a
    percentage of non performing assets                           198%         409%         447%

Non-performing assets as a percentage of total bank assets       0.57%        0.27%        0.25%

Allowance for loan losses as a
    percentage of total loans                                    1.54%        1.51%        1.58%

Net (charge-offs) recoveries as a percentage of loans          (0.006%)     (0.060%)      0.003%

Allowance for Loan and Lease Loss and Non-Performing Assets
"As expected we did see an increase in non-performing assets during the quarter although net charge-offs were negligible," Blodnick said. "The banks are working very hard to resolve these past due loans and keep our charge-offs at manageable levels." Non-performing assets as a percentage of total bank assets at March 31, 2008 were at .57 percent, up .27 percent as of December 31, 2007, and up from ..25 percent at March 31, 2007. These ratios compare favorably to the Federal Reserve Bank Peer Group average of .80 percent at December 31, 2007, the most recent information available. The allowance for loan and lease losses was 198 percent of non-performing assets at March 31, 2008, down from 409 percent for the prior quarter end and down from 447 percent a year ago. The allowance for loan and lease losses, has increased $6.1 million, or 12 percent, from a year ago. The allowance for loan and lease losses of $56.680 million is 1.54 percent of March 31, 2008 total loans outstanding, up from 1.51 percent at the prior quarter end, and down from 1.58 percent in the first quarter last year. The first quarter provision for loan losses expense was $2.5 million, an increase of $1.3 million from the same quarter in 2007. Charged off loans exceeded recovery of previously charged-off loans during the quarter by $233 thousand. Loan
portfolio   growth,   composition,   average  loan  size,   and  credit  quality
considerations will determine the level of additional provision expense.

Merger of Bank Subsidiaries
Effective April 30, 2008, Glacier Bank of Whitefish, Montana will merge into Glacier Bank with operations conducted under the Glacier Bank charter. In connection with the merger, Russ Porter, President of Glacier Bank of Whitefish, has joined Mountain West Bank of Coeur d'Alene, Idaho as President and Chief Operating Officer.

Cash dividend
On March 26, 2008, the board of directors declared a cash dividend of $.13 per share, payable April 17, 2008 to shareholders of record on April 7, 2008, which is an increase of 8 percent over the $.12 dividend declared in the first quarter of last year.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven banking subsidiaries. These subsidiaries include seven Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com

                              GLACIER BANCORP, INC.
            CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

---------------------------------------                                          ------------    ------------    ------------
 ($ in thousands except per share data)                                            March 31,      December 31,     March 31,
---------------------------------------                                              2008            2007            2007
                                                                                  (unaudited)      (audited)      (unaudited)*
                                                                                 ------------    ------------    ------------
 Assets:
      Cash on hand and in banks                                                  $    113,016         145,697         123,697
      Federal funds sold                                                                  135             135           2,752
      Interest bearing cash deposits                                                   72,662          81,777          88,112

      Investment securities, available-for-sale                                       691,270         700,324         773,364

      Net loans receivable:
           Real estate loans                                                          720,108         725,854         766,421
           Commercial loans                                                         2,312,359       2,247,303       1,851,139
           Consumer and other loans                                                   649,401         638,378         590,126
           Allowance for loan and lease losses                                        (56,680)        (54,413)        (50,540)
                                                                                 ------------    ------------    ------------
                Total loans, net                                                    3,625,188       3,557,122       3,157,146
                                                                                 ------------    ------------    ------------

      Premises and equipment, net                                                     124,183         123,749         115,123
      Real estate and other assets owned, net                                           2,098           2,043           1,727
      Accrued interest receivable                                                      25,900          26,168          25,340
      Core deposit intangible, net                                                     13,184          13,963          13,861
      Goodwill                                                                        140,301         140,301         132,303
      Other assets                                                                     26,935          26,051          25,588
                                                                                 ------------    ------------    ------------
           Total assets                                                          $  4,834,872       4,817,330       4,459,013
                                                                                 ============    ============    ============

Liabilities and stockholders' equity:
       Non-interest bearing deposits                                             $    770,456         788,087         788,426
       Interest bearing deposits                                                    2,388,483       2,396,391       2,410,668
      Advances from Federal Home Loan Bank of Seattle                                 472,761         538,949         455,625
      Securities sold under agreements to repurchase                                  191,369         178,041         162,491
      Other borrowed funds                                                            300,820         223,580           5,930
      Accrued interest payable                                                         11,116          13,281          12,980
      Deferred tax liability                                                              932             481              94
      Subordinated debentures                                                         118,559         118,559         118,559
      Other liabilities                                                                37,169          31,385          31,804
                                                                                 ------------    ------------    ------------
           Total liabilities                                                        4,291,665       4,288,754       3,986,577
                                                                                 ------------    ------------    ------------

       Preferred shares, $.01 par value per share. 1,000,000 shares authorized
           None issued or outstanding                                                      --              --              --
      Common stock, $.01 par value per share. 117,187,500 shares authorized               539             536             527
      Paid-in capital                                                                 378,547         374,728         350,065
      Retained earnings - substantially restricted                                    159,838         150,195         118,054
      Accumulated other comprehensive income                                            4,283           3,117           3,790
                                                                                 ------------    ------------    ------------
           Total stockholders' equity                                                 543,207         528,576         472,436
                                                                                 ------------    ------------    ------------
           Total liabilities and stockholders' equity                            $  4,834,872       4,817,330       4,459,013
                                                                                 ============    ============    ============
      Number of shares outstanding                                                 53,918,813      53,646,480      52,656,162
      Book value of equity per share                                                    10.07            9.85            8.97

                              GLACIER BANCORP, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


----------------------------------------------------    ----------------------------
 ($ in thousands except per share data)                 Three months ended March 31,
----------------------------------------------------    ----------------------------
                                                             2008           2007
                                                         -----------    -----------
                                                         (unaudited)    (unaudited)
 Interest income:
        Real estate loans                                $    12,592         14,441
        Commercial loans                                      42,533         36,652
        Consumer and other loans                              12,107         11,314
        Investment securities and other                        8,784          9,513
                                                         -----------    -----------
              Total interest income                           76,016         71,920
                                                         -----------    -----------

Interest expense:
        Deposits                                              16,869         18,807
        Federal Home Loan Bank of Seattle advances             5,718          5,042
        Securities sold under agreements to repurchase         1,341          1,887
        Subordinated debentures                                1,873          1,814
        Other borrowed funds                                   1,586          1,279
                                                         -----------    -----------
              Total interest expense                          27,387         28,829
                                                         -----------    -----------

Net interest income                                           48,629         43,091
        Provision for loan losses                              2,500          1,195
                                                         -----------    -----------
Net interest income after provision for loan losses           46,129         41,896
                                                         -----------    -----------

Non-interest income:
        Service charges and other fees                         9,471          8,263
        Miscellaneous loan fees and charges                    1,490          1,822
        Gain on sale of loans                                  3,880          3,042
        Gain (loss) on sale of investments                       248             (8)
        Other income                                           1,173          2,573
                                                         -----------    -----------
             Total non-interest income                        16,262         15,692
                                                         -----------    -----------
Non-interest expense:
        Compensation, employee benefits
               and related expenses                           21,097         19,506
        Occupancy and equipment expense                        5,133          4,458
        Advertising and promotion expense                      1,539          1,609
        Outsourced data processing expense                       667            812
        Core deposit intangibles amortization                    779            780
        Other expenses                                         6,398          6,018
                                                         -----------    -----------
       Total non-interest expense                             35,613         33,183
                                                         -----------    -----------
Earnings before income taxes                                  26,778         24,405

Federal and state income tax expense                           9,379          8,312
                                                         -----------    -----------
Net earnings                                             $    17,399         16,093
                                                         ===========    ===========

Basic earnings per share                                        0.32           0.31
Diluted earnings per share                                      0.32           0.30
Dividends declared per share                                    0.13           0.12
Return on average assets (annualized)                           1.46%          1.48%
Return on average equity (annualized)                          12.98%         14.02%
Average outstanding shares - basic                        53,849,608     52,500,395
Average outstanding shares - diluted                      54,034,186     53,239,346

                                              ----------------------------------
AVERAGE BALANCE SHEET                         For the Three months ended 3-31-08
                                              ----------------------------------
(Unaudited - $ in Thousands)                                Interest     Average
                                                Average       and        Yield/
ASSETS                                          Balance     Dividends     Rate
                                               ----------  ----------  ---------
      Real Estate Loans                        $  719,371       12,592     7.00%
      Commercial Loans                          2,275,044       42,533     7.50%
      Consumer and Other Loans                    639,091       12,107     7.60%
                                               ----------       -----
          Total Loans                           3,633,506       67,232     7.42%
      Tax -Exempt Investment Securities (1)       259,894        3,174     4.89%
      Other Investment Securities                 522,511        5,610     4.29%
                                               ----------       -----
          Total Earning Assets                  4,415,911       76,016     6.89%
                                                                -----
      Goodwill and Core Deposit Intangible        154,018
      Other Non-Earning Assets                    239,529
                                               ----------
          TOTAL ASSETS                         $4,809,458
                                               ==========

LIABILITIES
AND STOCKHOLDERS' EQUITY
      NOW Accounts                             $  463,716          912     0.79%
      Savings Accounts                            267,285          547     0.82%
      Money Market Accounts                       799,407        5,950     2.99%
      Certificates of Deposit                     860,552        9,460     4.41%
      FHLB Advances                               595,268        5,718     3.85%
      Repurchase Agreements
          and Other Borrowed Funds                504,296        4,800     3.82%
                                               ----------       ------
          Total Interest Bearing Liabilities    3,490,524       27,387     3.15%
                                                                ------
      Non-interest Bearing Deposits               735,205

      Other Liabilities                            44,586
                                               ----------
          Total Liabilities                     4,270,315
                                               ----------

      Common Stock                                    538
      Paid-In Capital                             376,451

      Retained Earnings                           156,779
      Accumulated Other
          Comprehensive Income                      5,375
                                               ----------
          Total Stockholders' Equity              539,143
                                               ----------
          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                 $4,809,458
                                               ==========


      Net Interest Income                                   $   48,629
                                                            ==========
      Net Interest Spread                                                  3.74%
      Net Interest Margin                                                  4.42%
      Net Interest Margin (Tax Equivalent)                                 4.54%
      Return on Average Assets  (annualized)                               1.46%
      Return on Average Equity  (annualized)                              12.98%

(1) Excludes tax effect of $1,405 on non-taxable investment security income